UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 18, 2007 (December 12, 2007)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

After its acquisition of IntraLase Corp. in the second quarter of 2007, Advanced Medical Optics, Inc. (“AMO”) continued femtosecond laser manufacturing operations in Irvine, California (the “Irvine Plant”). As part of the overall integration of IntraLase, on December 13, 2007, AMO management committed to a plan (the “Plan”) to relocate the femtosecond laser manufacturing operations from the Irvine Plant to its excimer laser and phacoemulsification manufacturing facility in Milpitas, California (the “Milpitas Plant”), in order to consolidate equipment manufacturing in one location and to maximize opportunities to leverage core strengths. Also included in the Plan is the movement of the assembly of IntraLase disposable patient interfaces from the Irvine Plant to AMO’s facility in Puerto Rico in order to obtain additional synergies. AMO has made no changes to its revenue and adjusted earnings per share targets for 2007 or for 2008 since the Plan’s adoption.

This Plan includes workforce reductions and transfers, outplacement assistance, relocation of certain employees, and termination of redundant supplier contracts. This Plan also includes anticipated startup costs such as expenses for moving, incremental travel, recruiting and duplicate personnel associated with hiring staff during ramp-up, as well as incremental costs associated with capacity underutilization of the Milpitas Plant during the ramp-up period.

AMO expects to complete these activities in 2008 and estimates the total non-recurring pre-tax charges resulting from this Plan to be in the range of $11 million to $13 million, substantially all of which are expected to be cash expenditures. An estimated breakdown of charges is as follows:

Severance, retention bonuses, employee relocation and other one-time termination benefits	$5 million -$7 million
Termination of redundant supplier contracts and relocation of equipment and inventory	$2 million
Incremental costs for transition and startup activities at the Milpitas Plant	$4 million

At the time of the IntraLase acquisition, AMO estimated up to $70 million in non-recurring pre-tax expenditures for 2007, slightly more than $50 million of which was incurred through the third quarter of 2007. Due to the Plan’s adoption, AMO estimates total expenditures in the range of $70-75 million, with a majority of the Plan’s $11-13 million in charges expected in the first three quarters of 2008.

Statements made by AMO in this report on Form 8-K, including but not limited to statements regarding its Plan (including the anticipated costs and timing of such actions), and its anticipated reduction in force, that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation

Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and include comments that express AMO’s opinion about trends and factors that may impact future operating results. Disclosures that use words such as AMO “believes,” “anticipates,” “estimates,” “intends,” “could,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of AMO’s control, and involve risks and uncertainties that could cause actual results to differ materially from opinions and expectations, including but not limited to the AMO’s ability to implement the Plan according to the timetable and to the extent currently anticipated, unanticipated expenditures incurred in connection with the Plan, the possibility that final costs of the Plan may be significantly different from our initial estimates due to the uncertainty surrounding retention of key employees and actual costs associated with transition and startup activities at the Milpitas Plant and in Puerto Rico, and AMO’s ability to make accurate cost projections. More information about potential factors that could affect AMO’s business and financial results is included in the section entitled “Risk Factors” in AMO’s 2006 Annual Report on Form 10-K and third-quarter 2007 Form 10-Q. AMO does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this filing except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: December 18, 2007	By:	/s/ JAMES V. MAZZO
James V. Mazzo,
Chairman and Chief Executive Officer